Exhibit 10.41

LICENSE AGREEMENT
THIS LICENSE AGREEMENT, is made and entered into as of October 4, 2012, (the “Effective Date”), by Pharmacyclics, Inc., a Delaware corporation whose principal address is 995 East Arques Avenue, Sunnyvale, California 94085-4521 (“PCYC”), and Novo Nordisk Healthcare AG, a Swiss corporation whose principal address is Thurgauerstrasse 36/38, 8050 Zurich Switzerland (“Novo Nordisk”).
WHEREAS, PCYC Controls (as defined below) the Licensed Intellectual Property (as defined below);
WHEREAS, Novo Nordisk is a company engaged in the research, development, manufacturing and commercialization of pharmaceutical and biotechnology products;
WHEREAS Novo Nordisk desires to obtain from PCYC, and PCYC desires to grant to Novo Nordisk, rights to such Licensed Intellectual Property and certain additional rights, upon the terms and conditions set forth herein; and
In consideration of the mutual representations, warranties, covenants and conditions hereinafter set forth PCYC and Novo Nordisk hereto mutually agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01. Definitions. The following terms, as used in this Agreement, shall have the following meanings:
“Affiliate” means, with respect to a Party, an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Party. For this purpose, the term “control” shall mean the ownership of more than 50% of the voting shares of such corporation or 50% of the ownership interests in such other business entity or the legal power to direct or cause the direction of the general management and policies of the entity. For the avoidance of doubt, in relation to Novo Nordisk, the Novo Nordisk Foundation, Novo A/S and Novozymes A/S and their respective groups of companies shall not be considered Affiliates of Novo Nordisk except for the Novo Nordisk and its subsidiaries.
“Agreement” means this License Agreement as amended at any time and from time to time, and all appendices to this Agreement as amended at any time and from time to time.
“Assignment Agreement” means the Assignment Agreement, as amended, entered into between PCYC and Celera Corporation (formerly Applera Corporation), dated as of April 7, 2006.
“BLA” means a Biological License Application as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder and any corresponding or equivalent foreign application or registration.
“Calendar Quarter” means each three-month period commencing on January 1, April 1, July 1, or October 1; provided that, the first calendar quarter shall extend from the Effective Date to the end of the first complete calendar quarter thereafter.
“Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive twelve-month period commencing on January 1 and ending on December 31.
“Commercially Reasonable Efforts” means, with reference to a Licensed Product, such application of effort and resources by Novo Nordisk as would be consistent with the actions in respect of a product or compound Controlled by Novo Nordisk in active development, which product or compound is of similar market potential and at a similar stage in its development or product life as the Licensed Product, taking into account, without limitation, with respect to a product, issues of safety and efficacy, product profile, the proprietary position of the product, the then current competitive environment for the product and the likely timing of the product's entry into the market, the regulatory environment of the product, and other relevant scientific, technical and commercial factors. Commercially Reasonable Efforts may also take into account that Novo Nordisk may have internal development projects for a liquid formulation of a Novo Nordisk API.
“Confidentiality Agreement” means the confidentiality agreement between the Parties as of [**].

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Confidential Information” of a Party means confidential or proprietary information, whether written, oral or in any other form, designated as such in writing (e-mail is sufficient) by such Party, including by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by such Party to the other Party. Confidential Information disclosed in oral form shall be deemed Confidential Information only to the extent that it is confirmed in writing to the other Party within thirty days after the date of oral disclosure. In addition, the term “Confidential Information” includes:
(i)    confidential and proprietary technical, commercial and other information, Know-How, drawings, specifications, models and/or designs relating to the design, development, manufacture, production, registration, promotion, distribution, marketing, performance or sale of the Licensed Product;
(ii)    confidential and proprietary information concerning business transactions or associations including other technical or commercial co-operation or collaborative arrangements or financial arrangements with other persons or bodies or customers or licensors or licensees;
(iii)    all experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs or any part thereof in any code or language relating to the Licensed Product;
(iv)    all non-public data and proprietary Know-How relating to the Licensed Product;
(v)    any biological, chemical or physical materials provided under this Agreement relating to the Licensed Product;
(vi)    information necessary or useful in obtaining registration or approval from any regulatory agency;
(vii)    any reports provided under this Agreement;
(viii)    all other information and other material supplied to or received by a Party or its Representatives from another Party or its Representatives on a confidential basis pursuant to this Agreement; and
(ix)    the terms of this Agreement.
“Confidential Information” shall be deemed not to include Know-How or other information that the receiving Party can demonstrate:
(i)    was known by the receiving Party or its Affiliates without obligations of confidentiality prior to its date of disclosure to the receiving Party;
(ii)    either before or after the date of the disclosure to the receiving Party, is lawfully disclosed without obligations of confidentiality to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of such Know-How or other information and not bound by confidentiality obligations to the disclosing Party;
(iii)    either before or after the date of the disclosure to the receiving Party or its Affiliates, is or becomes published or otherwise is or becomes part of the public domain through no breach hereof on the part of the receiving Party or its Affiliates; or
(iv)    is independently developed by or for the receiving Party or its Affiliates without use of the Confidential Information.
“Control” or “Controlled” means, with respect to a particular item, material, information or Intellectual Property, the possession of the right to grant access, licenses or sublicenses as provided herein to the other Party without violating the terms of any agreement with any Third Party.
“Covered By” means that the research, development, making, manufacture, use, offer for sale, sale, distribution, importation or exportation of a Licensed Product would, if conducted by a Third Party, infringe an Issued Patent Claim of a PCYC Patent.
“EMA” means the European Medicines Agency or any successor agency thereto.
“FDA” means the United States Food and Drug Administration or any successor agency thereto.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Field” means [**].
“First Commercial Sale” means, in a country, the first arm's-length commercial sale by Novo Nordisk, its Affiliate or a Sublicensee of a Licensed Product to a Third Party following receipt of marketing approval to sell such Licensed Product in such country. The following shall not constitute a First Commercial Sale: (i) any transfer and/or sale for clinical studies, compassionate use, named patient programs, sales under a treatment IND, any non-registrational studies, or any similar instance where the Licensed Product is sold at cost or supplied without charge such as clinical supplies, free samples (promotional or otherwise) or as donations (for example to non-profit institutions or governmental authorities for a non-commercial purpose); or (ii) any sale from Novo Nordisk to its Affiliates or Sublicensee, provided that such sale would be deemed a First Commercial Sale if the Licensed Product is resold in the market for end-user use.
“FTE Costs” means the internal cost of PCYC personnel at the FTE Rate.
“FTE Rate” means [**]/hour (to be adjusted on an annual basis based on the percentage change in the Consumer Price Index (All Urban Consumers) where the index as of January 1, 2012 shall be 100.) Any increase in the FTE rate cannot be done until [**]. PCYC shall invoice Novo Nordisk for said services no more than once per month according to Novo Nordisk invoicing template attached hereto as Appendix B.
“Fully Burdened Manufacturing Cost” or “FBMC” means
a. to the extent PCYC manufactures PCYC Excipient pursuant to Section 3.04, and to the extent PCYC Excipient or any direct materials used to manufacture PCYC Excipient (collectively, “PCYC Excipient Materials”) are manufactured by Third Party contract manufacturing organizations and similar contractors (collectively, “CMO(s)”), the Out-of-Pocket Costs paid to such CMO(s) by PCYC for the manufacture of PCYC Excipient Materials, together with FTE Costs of PCYC or its Affiliate associated with quality control or quality assurance with respect to PCYC Excipient Materials, otherwise managing and coordinating the activities of such CMO(s) by PCYC, and any technical assistance provided to Novo Nordisk by PCYC in connection with Novo Nordisk's manufacture of Licensed Products, including without limitation technical support for drug manufacturing, quality control, analytical methods and process, quality assurance, and quality control methods transfer to Novo Nordisk or its CMO, and the Out-of-Pocket Costs representing transportation costs including clearance and storage of such PCYC Excipient Materials (if necessary), customs, duty and transit insurance on account of such PCYC Excipient Materials; or
b. to the extent PCYC or its Affiliate itself manufactures PCYC Excipient pursuant to Section 3.04, the cost of goods sold of such PCYC Excipient Materials, as calculated in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied by PCYC in accordance with its standard accounting practice for public financial reporting purposes (“Cost of Goods Sold” or “COGS”). Subject to the foregoing, Cost of Goods Sold shall be the sum of Standard Cost of Goods Manufactured, Cost Variances and Other Costs Not Included in Standard, where:
i. “Standard Cost of Goods Manufactured” are [**];
ii. “Cost Variances” are [**], and
iii. “Other Costs Not Included in Standard” are [**].
“Human Bioequivalence Study” means a human clinical study designed to confirm that the pharmacokinetic profiles of a test drug product and a reference drug product are bioequivalent by comparing the systemic exposure profile of the test drug product to that of a reference drug product, including a human clinical study that satisfies the requirements for a bioequivalence study as defined in 21 C.F.R. Part 320 (or its successor regulation) with respect to the United States, or the equivalent human clinical trial outside the U.S.
“Intellectual Property” means Know-How and Patent Rights.
“Issued Patent Claim” means, on a country by country basis, a claim of any issued PCYC Patent that has not:
(i)    lapsed, expired or been formally disclaimed by written submission to any U.S. or foreign patent office, withdrawn, canceled, abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise;
(ii)    been finally rejected or held revoked, invalid or unenforceable by a final decision of a Patent Authority from which no appeal has been or can be taken; or

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)    been held invalid or unenforceable in an unappealable decision of a court or competent body having jurisdiction (including a decision which was appealable, but which was not timely appealed).
“Know-How” means any and all scientific, technical or proprietary information, ideas, concepts, discoveries, developments, development reports, trade secrets, know-how, results and data of any type including databases, processes, techniques, methodologies, modifications, innovations, design concepts, manufacturing batch records, formulations, formulae, specifications, models, knowledge, skill, experience, expertise, processes, protocols, procedures (including manufacturing procedures, test procedures, purification procedures and isolation procedures) and biological, chemical or other materials (including biological, chemical, toxicological, physical, analytical, safety, manufacturing, stability and quality control data), and other information whether or not patentable.
“Licensed Intellectual Property” means the PCYC Know-How and the PCYC Patents.
“Licensed Product(s)” means any pharmaceutical product composition for use and sale in the Field where such product contains a Novo Nordisk API as an active pharmaceutical ingredient and the PCYC Excipient as an excipient and/or functional excipient, and where the PCYC Excipient is present at a concentration sufficient to serve as a functional excipient for, or stabilize or preserve, the Novo Nordisk API but at a concentration too low for the PCYC Excipient to function as an active pharmaceutical ingredient in such formulation.
“MAA” means Marketing Authorization Application as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder and any corresponding or equivalent foreign application or registration.
“Major European Country” means any of the [**]
“Out-of-Pocket Costs” mean amounts paid to Third Party vendors or contractors, for materials or services provided by them directly in the performance of activities hereunder.
“Net Sales” of a Licensed Product by Novo Nordisk, its Affiliates and/or Sublicensees (each, a “Selling Party”) shall be recognized and calculated in the same manner as the Selling Party calculates net sales as reported in its quarterly and annual reports filed with the U.S. Securities and Exchange Commission, if applicable, and shall mean all revenues, recognized in accordance with the International Financial Reporting Standards (in the case of Novo Nordisk) or US Generally Accepted Accounting Principles, in each case applied on a consistent basis, from the sale of Licensed Product by a Selling Party to Third Parties, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated to such sale:
(a) credits or allowances to the customer (i.e., not a Selling Party) actually granted for damaged Licensed Product, returns or rejections of Licensed Product, price adjustments and billing errors;
(b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;
(c) normal and customary trade, cash and quantity discounts, allowances and credits actually granted to the customer;
(d) transportation costs to the customer, including insurance, for outbound freight related to delivery of Licensed Product to the extent separately identified on the invoice; and
(e) sales taxes, VAT taxes and other taxes imposed upon the sale of Licensed Product to the customer to the extent actually paid and separately identified on the invoice.
Net Sales shall not include sales between Novo Nordisk and its Affiliates or Sublicensees to the extent that such Affiliate or Sublicensee purchasing the Licensed Product intends to resell such Licensed Product to a Third Party. However, subsequent sales of Licensed Product by such Novo Nordisk Affiliates or Sublicensees to a Third Party shall be included in the Net Sales when sold in the market for end-user use.
Monetary conversion from the currency of a country outside the U.S. in which a Licensed Product is sold into U.S. dollars shall be calculated at the rates of exchange used by Novo Nordisk in producing its quarterly and annual reports to its shareholders, as confirmed by Novo Nordisk's independent registered public accountants.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“NDA” means a New Drug Application as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder and any corresponding or equivalent foreign application or registration.
“Novo Nordisk API” means any [**], Controlled by Novo Nordisk.
“Novo Nordisk Intellectual Property” means (i) Intellectual Property relating to the Licensed Product(s), including the Novo Nordisk API, and Controlled by Novo Nordisk as of the Effective Date or thereafter during the term of this Agreement, and (ii) Intellectual Property relating to the PCYC Excipient, its method(s) of production and/or its method(s) of use, that is conceived, discovered, conceived and reduced to practice or writing, generated or developed by employees, agents or consultants of Novo Nordisk (e.g., patent claiming formulations of Novo Nordisk API with PCYC Excipient and/or methods or processes for making or using such formulations), provided that the Intellectual Property of this clause (ii) shall be included in the definition set forth in this sentence only to the extent such Intellectual Property is invented by employees, agents or consultants of Novo Nordisk, without any employees, agents or consultants of PCYC being considered an inventor or co-inventor of such Intellectual Property under the U.S. law of inventorship. For the purpose of clarity, Novo Nordisk Intellectual Property does not include PCYC Patents or PCYC Know-How licensed to Novo Nordisk hereunder.
“Party” means either of Novo Nordisk or PCYC and its permitted successors and assigns and “Parties” means Novo Nordisk and PCYC and their permitted successors and assigns.
“Patent Authority” means a governmental, intergovernmental, or government-authorized body responsible for receiving, examining, issuing, extending or maintaining patents.
“Patent Right(s)” means all foreign and domestic patents and patent applications, including all provisional, divisional, continuation or continuation-in-part applications, renewals, substitutions, additions, reissues, revalidations, re-examinations, extensions (including patent term extensions, patent term restoration under the U.S. Patent Statutes (35 U.S.C. §§1-376) and supplementary protection certificates in but not limited to the member states of the European Union or European Economic Area, or Switzerland), utility models, any and all patents issuing there from and foreign equivalents of any of the foregoing.
“PCYC Change of Control” means (a) the acquisition (through a merger, consolidation or similar transaction(s)) by a Novo Nordisk Competitor of beneficial ownership of any capital stock of PCYC if, immediately after such acquisition, such Novo Nordisk Competitor beneficially owns more than 50% of the voting securities of PCYC or the surviving entity; or (b) the sale, transfer, assignment or other disposition of all or substantially all of the assets of PCYC, including any Licensed Intellectual Property, to a Novo Nordisk Competitor. The term “Novo Nordisk Competitor” means an entity listed in Appendix C, and their respective Affiliates. Novo Nordisk may update this list (by adding or deleting entities) every six (6) month(s) (if at all).
“PCYC Excipient” means PCI-27483, and all other compounds listed in Appendix E.
“PCYC Know-How” means all Know-How that is reasonably necessary or useful to allow the research, development, manufacture, use, import, export, sale, offer for sale, transfer, or regulatory approval of Licensed Product(s) and that is Controlled by PCYC prior to the Effective Date or during the Term and is not encompassed by an Issued Patent Claim in the PCYC Patents. PCYC Know-How does not include items which: (i) at the time of disclosure from PCYC to Novo Nordisk were already in the public domain; (ii) prior to the disclosure from PCYC to Novo Nordisk were already in Novo Nordisk's possession without obligations of confidentiality; or (iii) was developed independently by Novo Nordisk without the use of any PCYC Confidential Information.
“PCYC Patents” means all Patent Rights relating to the PCYC Excipient, including the patent(s) and patent application(s) identified in Appendix A, Controlled by PCYC prior to the Effective Date and during the Term.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental authority.
“Phase 3 Clinical Trial” means a human clinical trial designed as a pivotal study to confirm with statistical significance the safety and efficacy of a Licensed Product with respect to a given indication, which study is performed for purposes of filing an NDA, MAA or similar application to obtain marketing authorization for such Licensed Product for such indication in any country (regardless of whether such clinical trial is identified as a Phase III clinical trial on ClinicalTrials.gov), including a clinical trial that satisfies the requirements for a Phase 3 study as defined in 21 C.F.R. Part

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

312.21(c) (or its successor regulation) with respect to the United States, or the equivalent human clinical trial outside the U.S.
“Representatives” of a Party means that Party's directors, officers, employees and agents.
“Royalty Term” shall have the meaning provided in Section 4.03(a).
“Sublicensee” means a Third Party to whom Novo Nordisk or an Affiliate has granted a right to (i) prior to the First Commercial Sale, to research, develop, manufacture, use and transfer the PYCY Excipient or Licensed Product, including by CROs, or other entities conducting clinical trials on behalf of or in collaboration with Novo Nordisk or its Affiliates, or (ii) sell, market and/or promote Licensed Products in the Field, in each case pursuant to Section 2.02; and “Sublicense” shall mean an agreement or arrangement between Novo Nordisk or an Affiliate and a Sublicensee granting such rights. As used in this Agreement, “Sublicensee” shall not include a wholesaler or reseller of a Licensed Product who does not market or promote the Licensed Product.
“Term” shall have the meaning provided in Section 6.01.
“Territory” means all of the countries in the world, and their territories and possessions.
“Third Party” means any person or entity other than PCYC, Novo Nordisk, or their respective Affiliates.
Section 1.02. Other Definitional and Interpretative Provisions.
(a)    All appendices, attachments, exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, but if there is an inconsistency between this Agreement and any appendix, attachment, exhibit or schedule to it, this Agreement shall prevail unless the Parties have agreed otherwise in writing;
(b)    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; and
ARTICLE 2
GRANTS OF RIGHTS
Section 2.01. License Grant. PCYC hereby grants to Novo Nordisk and its Affiliates a worldwide, exclusive license (exclusive even as to PCYC) under the Licensed Intellectual Property to research, develop, make, have made, use, import, export, distribute, sell, offer for sale, and otherwise transfer Licensed Products in the Field in the Territory, with the right to sublicense as set forth in Section 2.02.
Section 2.02. Right to Grant Sublicenses. The license granted herein shall include the right of Novo Nordisk and its Affiliates to grant Sublicenses. No Sublicense shall be broader in any respect at any time during the Term than the license or Sublicense held at that time by the Person granting the Sublicense. In any event, Novo Nordisk and its Affiliates shall ensure that each Sublicensee is bound by a written agreement between Novo Nordisk and such Sublicensee that does not conflict with, and contains provisions as protective of the Licensed Product and PCYC as this Agreement. Without limiting any of Novo Nordisk's obligations under this Agreement, Novo Nordisk and its Affiliates shall also ensure that each Sublicensee expressly agrees in writing to be bound by all of Novo Nordisk's obligations under this Agreement to the extent applicable to such Sublicensee. Novo Nordisk shall remain responsible for any actions of its Affiliates or of Sublicensees exercising rights under a Sublicense of the rights granted by PCYC to Novo Nordisk under this Agreement to the same extent as if such actions had been by Novo Nordisk itself. Prior to the execution of any Sublicense, Novo Nordisk shall provide PCYC written notification of the identity of the Sublicensee.
Section 2.03. PCYC Know-How. PCYC shall promptly deliver to Novo Nordisk the documents, files and materials considered PCYC Know-How. Novo Nordisk shall have reasonable access to designated personnel at PCYC (or, to the extent such access is permitted under the applicable agreement between such Third Party and PCYC, at the facility of a Third Party contract manufacturer that is manufacturing the PCYC Excipient on behalf of PCYC) who possess Know-How and/or other knowledge or information regarding PCYC Excipient which is necessary or useful for the development of a Licensed Product. If access to a Third Party manufacturer's facility is limited or not permitted under PCYC's agreement with the Third Party manufacturer, PCYC will use diligent efforts to obtain the permission of the Third Party for such access.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 2.04 Third Party Intellectual Property. In the event that: (a) a Third Party Controls any Patent Right which would be infringed or any trade secret right which would be misappropriated by substantially all manufacture, use, importation and sale of the PCYC Excipient arising from the exercise of the license granted to Novo Nordisk in Section 2.01; and (b) such Control by such Third Party (i) reasonably prevents Novo Nordisk from the intended exploitation of the license in Section 2.01 or (ii) significantly reduces or otherwise significantly impair the commercial benefit of Novo Nordisk in exploiting the license in Section 2.01, then Novo Nordisk shall, after consultation with PCYC, have the right and responsibility to obtain a non-exclusive license at Novo Nordisk's cost, subject to Section 4.03(e).
Section 2.05 Novo Nordisk Intellectual Property. In the event that Novo Nordisk develops (directly or through contractors) Novo Nordisk Intellectual Property that is an improvement of the PCYC Excipient manufacturing process (such Novo Nordisk Intellectual Property, a “PCYC Excipient Manufacturing Improvement”) during the Term, Novo Nordisk shall as soon as reasonably practicable disclose the PCYC Excipient Manufacturing Improvement to PCYC. Upon disclosure of any PCYC Excipient Manufacturing Improvement to PCYC by Novo Nordisk under this Section 2.05 or any disclosure of information to PCYC by Novo Nordisk under Section 3.03(b), PCYC shall automatically receive from Novo Nordisk a [**] license to use the PCYC Excipient Manufacturing Improvement or the information disclosed under Section 3.03(b), as the case may be, for (i) use in the manufacture of PCYC Excipient for Novo Nordisk under Section 3.05 below and (ii) use in the development, manufacturing, and commercialization of any product for any use other than for use in the Field or [**], provided that (i) PCYC has an active development program for [**] at the time such PCYC Excipient Manufacturing Improvement is first developed or such information is first generated, as the case may be, by Novo Nordisk and (ii) PCYC shall treat any such PCYC Excipient Manufacturing Improvement as Confidential Information of Novo Nordisk subject to the obligations of non-disclosure provided in Article 7 below. For the purpose of clarity, Novo Nordisk is not obligated to disclose or grant such a license to PCYC to the extent any such PCYC Excipient Manufacturing Improvement pertains to a Novo Nordisk API or other general Novo Nordisk manufacturing processes.
Section 2.06 No Implied Rights. No right or license under any Intellectual Property is granted or shall be granted by implication under this Agreement. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Subject to the terms and conditions of this Agreement it is understood that PCYC can exploit PCYC Excipients for any purpose outside the Field.
ARTICLE 3
DEVELOPMENT AND TECHNOLOGY TRANSFER
Section 3.01. General. Novo Nordisk shall be solely responsible for all research, development and commercialization activities relating to Licensed Product(s) in the Field and for all costs and expenses associated therewith. Novo Nordisk shall use Commercially Reasonable Efforts to develop and to seek marketing approval of, and once marketing approval is obtained, to commercialize a Licensed Product. Novo Nordisk shall own, and shall have the sole right and responsibility for developing, maintaining and enforcing trademarks and trade dress in connection with the marketing, sale, advertising and/or promotion of a Licensed Product.
Section 3.02. Development Reports. Until the First Commercial Sale in the [**], Novo Nordisk shall provide PCYC with a written report relating to the development of Licensed Product(s) on an annual basis, within [**] days following the end of each annual period, including a description of significant preclinical, clinical and regulatory events related to this Agreement, such as initiation and results of clinical trials and filing of significant regulatory documents. Such reports shall not include detailed information regarding Novo Nordisk's commercialization activities or strategies. In addition to the written report, Novo Nordisk and PCYC shall meet, either in person or remotely (e.g., telephone or video conference) semi-annually (e.g., one update in connection with the report and one meeting 6 months thereafter) in order for Novo Nordisk to update PCYC relating to the development of the Licensed Product(s).
Section 3.03. Regulatory Filings and Data. (a) Novo Nordisk shall be solely responsible for the filing of and shall be the sole owner of all regulatory submissions and related activities, including clinical applications and marketing applications for Licensed Product(s). Novo Nordisk shall solely own and be responsible for all regulatory documents and registrations related to Licensed Product, including all clinical trial applications and marketing applications filed with any regulatory authority in any jurisdiction. PCYC shall exert diligent efforts to cooperate upon Novo Nordisk's request with the making of filings.
(b) Novo Nordisk will, at PCYC's reasonable request, share relevant material information on the Licensed Product to the extent relating to the PCYC Excipient (including but not limited to applicable aspects of CMC, Drug Master Files, and long term toxicological data) without any cost to PCYC, which shall include without limitation such information necessary for PCYC to file its future IND updates, NDA/MAA/JNDA registrations outside of the Field, provided that Novo Nordisk shall not be required to disclose any information relating to any Novo Nordisk API. PCYC will share all

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

relevant information on the PCYC Excipient without any cost to Novo Nordisk to the extent necessary or useful for Novo Nordisk to support or make regulatory filings for a Licensed Product. Such PCYC information shall include all CMC documentation required for obtaining approval of the PCYC Excipient approved as a novel excipient in accordance with EU and FDA guidelines, and all relevant non-clinical data.
(c) After PCYC receives notification or other communication of information (directly or indirectly) that raises any material concerns regarding the safety of PCYC Excipient, PCYC shall promptly provide Novo Nordisk with notice thereof.
Section 3.04 Manufacture of PCYC Excipient. Upon request by Novo Nordisk, PCYC will manufacture the PCYC Excipient, or PCYC will use a Third Party contract manufacturing organization (“CMO”) approved by Novo Nordisk (such approval not to be unreasonably withheld or delayed) to manufacture the PCYC Excipient, for use with Licensed Product(s). The Parties will negotiate an agreement for the supply of PCYC Excipient, which shall include standard terms and conditions for an agreement of that type, including quality matters and the cost for such PCYC Excipient at PCYC's Fully Burdened Manufacturing Cost plus [**]% ([**] percent). The minimum order size shall equal the then-current minimum batch size, unless otherwise mutually agreed. PCYC shall own and shall be responsible for filing for and maintaining all necessary manufacturing approvals and permits to enable PCYC to manufacture, supply, test and store PCYC Excipient as may be required or reasonably requested by Novo Nordisk, and Novo Nordisk will reimburse the FTE Costs and Out-of-Pocket Costs incurred by PCYC in performing such activities (i.e., to the extent not included in Fully Burdened Manufacturing Cost). Novo Nordisk and PCYC shall within ninety (90) days after the Effective Date enter into negotiations in good faith of a quality agreement concerning quality assurance, monitoring and other quality matters in connection with the manufacture and supply by PCYC of PCYC Excipient. If Novo Nordisk desires to enter into a direct contractual relationship with the CMO working with PCYC for the manufacture of the PCYC Excipient, PCYC shall use reasonable efforts to assist Novo Nordisk enter into such direct relationship.
Section 3.05. Technology Transfer. Novo Nordisk has the option to manufacture the PCYC Excipient or to have a Third Party CMO manufacture the PCYC Excipient on behalf of Novo Nordisk for use with Licensed Products in the Field. Provided PCYC has an active development program for a [**], then the Third Party CMO shall require the advance written approval of PCYC, such approval not to be withheld unless due to reasonable competitive concerns relating to the CMO (e.g., CMO is a competitor to PCYC). Upon prior written notice by Novo Nordisk, PCYC shall provide to Novo Nordisk (or its approved CMO) the PCYC Know-How, including manufacturing process, necessary for the development and manufacture of PCYC Excipient by Novo Nordisk (the “Technology Transfer”), which transfer shall proceed in accordance with a work plan to be established by the Parties. The Parties shall use diligent efforts to perform all activities under the work plan for the Technology Transfer. Novo Nordisk shall have reasonable access to designated personnel at PCYC who possess Know-How or other knowledge or information regarding the PCYC Excipient that is necessary or useful for the manufacturing during the Technology Transfer process. After completion of the Technology Transfer, PCYC shall provide reasonable assistance to Novo Nordisk, upon request by Novo Nordisk and at Novo Nordisk's cost, in connection with Novo Nordisk's manufacturing of PCYC Excipient. Novo Nordisk shall be responsible for all costs associated with the Technology Transfer at the FTE Rate. For the avoidance of doubt, but without limitation of the generality of the foregoing, PCYC may obtain reimbursement from Novo Nordisk for all FTE Costs incurred by PCYC in connection with the Technology Transfer.
Section 3.06 Preclinical supply of PCI-27483 Material. (a) Novo Nordisk hereby purchases from PCYC, and PCYC hereby sells to NN, the aggregate amount and form of 400 grams of PCI-27483 material produced by [**] that is described in Appendix D ("PCI-27483 Material"). The delivery of PCI-27483 Material shall be divided into two shipments, one part being shipped under GMP conditions. The amount to be shipped under GMP should be decided by Novo Nordisk. Novo Nordisk can solely decide from which of the batches listed in Appendix D the PCI-27483 Material shall be supplied. Title to the PCI-27483 Material shall transfer to Novo Nordisk upon the Effective Date, and PCI-27483 Material for the first shipment (“Shipment A”) shall be delivered to Novo Nordisk within 10 days after the Effective Date and PCI-27483 Material for the second shipment (“Shipment B”) to be shipped under GMP conditions, shall be delivered to Novo Nordisk with 30 days after the Effective Date. PCYC shall invoice Novo Nordisk separately for PCI-27483 Material for Shipment A and PCI-27483 Material for Shipment B in accordance with Novo Nordisk standard invoicing instructions. The aggregate amount for both Shipment A and Shipment B is USD [**].
(b) Release of the PCI-27483 Material shall be the responsibility of PCYC, and Novo Nordisk will, at upon receipt, confirm that the PCI-27483 Material is intact, with the correct identity and the expected impurity profile in accordance with the below procedures.
(c) Within fifteen (15) days of receipt of the PCI-27483 Material for Shipment A to Novo Nordisk, Novo Nordisk shall provide PCYC with a written notice of any defect reasonably discoverable upon a visual inspection or any

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

discrepancy relating to the PCI-27483 material delivered (a “Visible Defect or Discrepancy”) that includes a detailed description of the nature of the Visible Defect or Discrepancy (a “Notice of Visible Defect or Discrepancy”), and Novo Nordisk shall be entitled to a credit for or free replacement of the portion of the PCI-27483 Material for Shipment A that gave rise to the Visible Defect or Discrepancy, at PCYC's option. In the absence of PCYC's receipt of any Notice of Visible Defect or Discrepancy within fifteen (15) days of receipt, the shipment of PCI-27483 Material for Shipment A shall be deemed to have been accepted by Novo Nordisk as free of any Visible Defect or Discrepancy. If, separate and apart from any Visible Defect or Discrepancy, it is determined that the PCI-27483 Material for Shipment A (i) did not meet the release specifications set forth in the [**] Agreement in effect at the time of release or (ii) was not stored properly prior to the Effective Date such that it cannot be used for the expected purpose in research, Novo Nordisk shall be entitled [**], at PCYC's option.
(d) Within [**] months of receipt of the PCI-27483 Material for Shipment B by Novo Nordisk, Novo Nordisk shall provide PCYC with a written notice of any defect or any discrepancy relating to the PCI-27483 Material delivered that includes a detailed description of the nature of the defect or discrepancy, and Novo Nordisk shall be entitled [**]. If, separate and apart from any defect or discrepancy, it is determined that the PCI-27483 Material for Shipment B (i) did not meet the release specifications set forth in the Piramal Agreement in effect at the time of release or (ii) was not stored properly prior to the Effective Date such that it cannot be used for the expected purpose in research, Novo Nordisk shall be entitled [**].
ARTICLE 4
FEES AND ROYALTIES
Section 4.01. Licensing Fee. As consideration for the licenses granted hereunder, Novo Nordisk shall pay to PCYC an amount equal to $5,000,000 (USD five million) (the “Licensing Fee”) within ten (10) days following the Effective Date.
Section 4.02. Milestone Fees. Novo Nordisk shall pay to PCYC the milestone fees upon the occurrence of an event (each a “Milestone Event”) for Licensed Product as set forth below:

Licensed Product Milestone Event	Milestone Fee ($)
1. First Patient Enrolled in a Human Bioequivalence Study or First Patient Enrolled in a Phase 3 Clinical Trial	$[**]
2. The first to occur of (i) Confirmed bioequivalence in a Human Bioequivalence Study; (ii) Successful Outcome* in a Phase 3 Clinical Trial; or (iii) filing of a BLA/NDA or MAA with FDA or EMA or in a Major European Country
$[**]
3. FDA Approval of BLA/NDA	$[**]
4. Approval by the EMA or in a Major European Country of BLA/MAA	$[**]
5. Japanese Pharmaceuticals and Medical Devices Agency (PMDA) Approval of BLA/JNDA	$[**]

Annual Net Sales Milestone Event	Milestone Fee ($)
Annual Net Sales > $[**]	$[**]
Annual Net Sales > $[**]	$[**]
Annual Net Sales > $[**]	$[**]
* Successful Outcome means (i) the Phase 3 Clinical Trial(s) has upon completion met predefined clinical primary endpoints set forth in the protocol for the study, as agreed with the regulatory authorities, that are sufficient to support a filing of a BLA/NDA or MAA (with such determination to be made not later than four (4) months following the database lock date on which results in the Phase 3 Clinical Trial are locked).
The payments in this Section 4.02 shall be payable only once regardless of additional indications for which such Licensed Product is developed or approved or the potential repeated achievement of the Milestone Event by one or multiple Licensed Product(s). Each milestone fee shall be paid within [**] days after the applicable Milestone Event has been achieved by Novo Nordisk or its Affiliate or Sublicensee. All payments made to PCYC pursuant to this Section 4 are

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

non-refundable and may not be credited against any other payments payable by Novo Nordisk to PCYC under this Agreement. Novo Nordisk shall notify PCYC in writing as promptly as practicable after the achievement of each of the Milestone Events by Novo and/or any of its Affiliates and/or Sublicensees, and in any event shall notify PCYC in writing no more than thirty (30) days after any such achievement of any Licensed Product Milestone Event or any Annual Net Sales Milestone Event. PCYC shall invoice Novo Nordisk for the Licensing Fee and Milestone Event fees according to Novo Nordisk invoicing template attached hereto as Appendix B.
Section 4.03. Licensed Product Royalties. (a) Novo Nordisk shall pay to PCYC either a Patent Royalty Rate or Know-How Royalty Rate on annual Net Sales of each Licensed Product during the Royalty Term (defined below) with the royalty rate to be calculated for each Calendar Year as follows:

Annual Net Sales (in USD)	Patent Royalty Rate	Know-How Royalty Rate
Less than USD $[**]	[**]%	[**]%
More than USD $[**]	[**]%	[**]%
**(”Patent Royalty Rate” shall mean [**] percent ([**]%) of that portion of the annual Net Sales of each Licensed Product which is less than or equal to USD [**]; and [**] percent ([**]%) of that portion of the annual Net Sales of each Licensed Product which is greater than USD [**].)
(b) Novo Nordisk's obligation to pay royalties for a Licensed Product shall continue on a country-by-country and Licensed Product-by-Licensed Product basis until the later of (x) the expiration date of the last-to-expire of any PCYC Patent(s) with an Issued Patent Claim that would Cover such Licensed Product or (y) [**] years from First Commercial Sale of the first Licensed Product to be sold in such country (the “Royalty Term”).
(c) If the last-to-expire of any PCYC Patent(s) with an Issued Patent Claim that would Cover such Licensed Product in a country expires prior to the date which is [**] years from First Commercial Sale of the first Licensed Product in such country, then the royalties payable for Net Sales of the Licensed Product in such country shall be [**]% ([**] percent) of annual Net Sales until the expiry of the Royalty Term (“Know-How Royalty Rate”).
(d) Upon expiry of such Royalty Term, Novo Nordisk's obligations to pay royalties on such Licensed Product in such country shall cease and Novo Nordisk shall have a fully paid up royalty free non-exclusive license under the Licensed Intellectual Property for such Licensed Product in such country.
(e) Third Party Payments. In the event Novo Nordisk is required to obtain one or more non-exclusive licenses in accordance with Section 2.04, [**] of the royalties which Novo Nordisk actually pays to such Third Party for any such non-exclusive license during a Calendar Quarter may be credited against the royalties otherwise payable by Novo Nordisk to PCYC under this Article 4 for such Calendar Quarter, provided that such credits shall not reduce the royalty rate below [**]% ([**] percent).
(f) Novo Nordisk Exclusivity Option. After expiration of the Royalty Term for a Licensed Product in a country, Novo Nordisk has the sole option to retain an exclusive right to use Licensed Know-How for manufacture of the Licensed Product for use and sale in the Field in that country in exchange for a royalty of [**] percent ([**]%) of annual Net Sales of the Licensed Product in the country. If Novo Nordisk does not exercise its option on or before the date that is three hundred sixty-five (365) days prior to the termination of the Royalty Term for a Licensed Product in a country, PCYC may license the PCYC Know-How to Third Parties for use in the manufacture of products for use and sale in the Field in the country without being in breach of this Agreement.
Section 4.04. Wire Transfer. All payments to be made by Novo Nordisk to PCYC under this Agreement shall be made in US dollars by wire transfer from Novo Nordisk to the bank account of PCYC set forth in Appendix B.
Section 4.05. Payments and Reports.
(a)    Within [**] days following the end of each Calendar Quarter, Novo Nordisk shall report and pay applicable royalties to PCYC on Net Sales of all Licensed Products in such Calendar Quarter. Each such payment shall be accompanied by a statement of Net Sales for the Calendar Quarter and the calculation of royalties payable hereunder by Licensed Product. All milestone fees, royalties and all other amounts which are overdue under this Agreement will bear interest at the rate of a [**] per month from the date due through the date of payment.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    During the Term and for [**] years thereafter, Novo Nordisk shall keep (and cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Licensed Product(s) in sufficient detail to permit PCYC to confirm the accuracy of royalties due hereunder. During the Term and for [**] years thereafter, PCYC shall have the right to appoint one international accounting firm from the group of PriceWaterhouseCoopers, Deloitte, Ernst & Young, and KPMG, or if one of the aforementioned firms ceases to exist, another auditor reasonably approved by Novo Nordisk (“Auditor”) to audit the relevant Net Sales records of Novo Nordisk, its Affiliates and Sublicensees (as applicable) to verify the accuracy of the relevant Net Sales report and royalties payable, by inspection of relevant books of accounts and records. PCYC's audit right under this Section 4.05 may not be exercised more than once every two (2) years and once a particular calendar year or period is audited, it may not be re-audited. Such Audit is subject to the following terms:
1)    prior to inspecting any accounts and records, the Auditor must enter into a confidentiality agreement with Novo Nordisk;
2)    Novo Nordisk and its Affiliates shall make their books and records available for inspection by the Auditor solely to verify the accuracy of relevant Net Sales report and royalties payable;
3)    PCYC shall give at least [**] calendar days prior written notice to Novo Nordisk of when the Auditor shall visit Novo Nordisk and its Affiliates, provided that such visit may not be conducted in the month of January;
4)    Novo Nordisk and its Affiliates shall give access to the Auditor to the relevant books and records during regular business hours; and while inspecting such accounts and records, the Auditor must abide by all of Novo Nordisk's reasonable rules and regulations;
5)    the Auditor shall prepare and deliver to each Party a report setting out its findings no later than [**] days after the audit has been completed (“Auditor Report”) and Auditor will first provide a draft of the Auditor Report to Novo Nordisk to permit Novo Nordisk to review and clarify any issues or questions with Auditor;
6)    any Auditor Report shall set forth the finding of the Auditor in relation to whether an over or under payment has occurred, and if so, the amount thereof and shall disclose additional information regarding data in books and records inpsected
7)    any Auditor Report shall be deemed Confidential Information of Novo Nordisk; and
8)    PCYC shall bear the audit costs, except where the audit shows that Novo Nordisk has underpaid PCYC by more than [**] of the total amount due for a Calendar Year, in which case Novo Nordisk shall pay for PCYC's reasonable and documentable audit costs; and PCYC shall indemnify and hold Novo Nordisk harmless from any Losses resulting from any negligence or any other act or omission on the part of the Auditor's inspecting and auditing records and accounts under this Section.
(c)    If there has been an underpayment, Novo Nordisk shall pay to PCYC the underpayment due, together with interest calculated in the manner provided in Section 4.05(a), within [**] calendar days of its receipt of the Auditor's report. In the case of overpayment by Novo Nordisk, Novo Nordisk may, at its option, offset any future royalty payments payable to PCYC by the amount of overpayment, or it may request reimbursement from PCYC within [**] days of its receipt of the Auditor's report.
(d)    Upon the expiration of [**] calendar years following the end of any Calendar Quarter, the report or calculation of any sums payable under this Agreement by Novo Nordisk with respect to such Calendar Quarter will be binding and conclusive upon PCYC, and Novo Nordisk will be released from any liability or accountability with respect to such report or calculation and any payments made thereto.
Section 4.06. PCYC Change of Control. Upon the occurrence of a PCYC Change of Control, Novo Nordisk may, in its sole discretion, terminate or suspend all reporting obligations of Novo Nordisk to PCYC under Section 3.02.
ARTICLE 5
INTELLECTUAL PROPERTY
Section 5.01 Prosecution of Licensed Intellectual Property. Subject to the provisions of this Section 5.01, PCYC, at its sole discretion and expense, will prosecute and determine the strategy of prosecution of the PCYC Patents.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)     PCYC shall, at least twice in each calendar year and at minimum intervals of six (6) months, during the Term provide Novo Nordisk with a list of PCYC Patents providing relevant filing, priority, and status information, beginning on the date that is six (6) calendar months following the Effective Date.
(b)     PCYC shall provide Novo Nordisk with timely notification regarding any information it discovers during the Term that may be reasonably considered to adversely impact the validity, enforceability, scope or term of any PCYC Patent.
(c)     If requested by Novo Nordisk, PCYC shall timely provide Novo Nordisk with copies of all material correspondence from any Patent Authority regarding Licensed Patents.
(d)     PCYC shall provide Novo Nordisk with a copy of any proposed filing with any Patent Authority in connection with proceedings before any Patent Authority that could, upon submission and entry into the record, materially limit coverage of the PCYC Excipient by a PCYC Patent in any country and shall provide to Novo Nordisk a reasonable opportunity (at least 10 calendar days) to comment on any such proposed filing with respect to such PCYC Patents, which comments PCYC shall consider in good faith.
(e)     If PCYC elects to discontinue prosecution or maintenance of any PCYC Patent covering the PCYC Excipient in any country, PCYC shall so advise Novo Nordisk in writing at least [**] calendar days in advance of such discontinuance and, if requested by Novo Nordisk, shall discuss with Novo Nordisk PCYC's reasons for such discontinuance. If requested by Novo Nordisk and at Novo Nordisk's cost, PCYC will take action to prevent such abandonment of such PCYC Patent.
(f) PCYC shall reasonably cooperate with Novo Nordisk, as mutually agreed from time to time, to facilitate filing, prosecution, or maintenance of Novo Nordisk Intellectual Property relating to the PCYC Excipient.
Section 5.02. Enforcement of Licensed Intellectual Property.
(a)    Each Party shall promptly report in writing to the other Party during the Term (i) any known or suspected infringement of, or unauthorized use of, any of the Licensed Intellectual Property or (ii) any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Patent Rights within Licensed Intellectual Property is invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import, offer for sale, or sale of a product by a Third Party, and shall provide the other Party with all available evidence supporting such known or suspected infringement, in all cases under clause (i) or (ii) of this paragraph (a) solely as and to the extent the infringing product infringes the Licensed Intellectual Property by virtue of the presence of a compound as an excipient in such product at a concentration sufficient to serve as a functional excipient for, or stabilize or preserve, an active ingredient that is Novo Nordisk API but at a concentration insufficient for the compound to function as an active ingredient in such product (any such infringing product, an “Infringing Excipient-Containing Product”).
(b)    As between PCYC and Novo Nordisk, PCYC shall have the first right but no obligation to enforce and/or defend the Licensed Intellectual Property against an Infringing Excipient-Containing Product. After receiving notice of (i) an infringement or a lawsuit seeking a declaratory judgment of non-infringement of a PCYC Patent with respect to an Infringing Excipient-Containing Product, or (ii) notification by Novo Nordisk that it desires to initiate and/or conduct a legal action to enforce and/or defend the Licensed Intellectual Property against an Infringing Excipient-Containing Product, PCYC shall decide if it shall institute legal action to enforce and/or defend the Licensed Intellectual Property and shall, to the extent such notice is reasonably practicable, notify Novo Nordisk of its decision within [**] days of receiving such notice, or [**] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first (“Notification Deadline”). If PCYC fails to institute legal action to enforce and/or defend the Licensed Intellectual Property by the Notification Deadline, then Novo Nordisk shall have the right, but not the obligation, initiate and conduct such legal action. If PCYC does institute such legal action but desires at any point in such legal action to cease to continue with such action, then PCYC will provide a reasonable written notice to Novo Nordisk prior to discontinuing such action and Novo Nordisk shall then have the right, but not the obligation, to continue such legal action.
(c) In the event Novo Nordisk initiates and/or conducts any legal action to enforce and/or defend the Licensed Intellectual Property against an Infringing Excipient-Containing Product, PCYC shall provide Novo Nordisk with all reasonably requested assistance in such legal action; provided that Novo Nordisk reimburses the out-of-pocket expenses incurred by PCYC in providing such assistance. PCYC shall have the right to join, at its own expense, any such legal action and to be represented in such action by its own counsel. If PCYC is required under any law to join any such legal action initiated by Novo Nordisk pursuant to Section 5.03(b) or if the failure of PCYC to be a Party to such suit, action, or proceeding would in the opinion of counsel to Novo Nordisk risk dismissal thereof, PCYC shall execute all papers and

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

perform such other acts as may be reasonably required to permit the litigation to be initiated or conducted (including initiating a suit before a court or tribunal at Novo Nordisk's request or permitting Novo Nordisk to initiate a legal action under this Section in the name of PCYC and Novo Nordisk), and Novo Nordisk shall reimburse PCYC for its reasonable expenses relating to its joining thereto and participation therein. If PCYC is required to be joined as a Party in any such action, then upon the request of Novo Nordisk, PCYC shall waive any objection to such joinder on the grounds of personal jurisdiction, venue, or forum non conveniens.
(d) The Party enforcing and/or defending the Licensed Intellectual Property against an Infringing Excipient-Containing Product shall conduct such legal action in a way that shall not have a material adverse impact on the other Party's interests in the Licensed Intellectual Property. The Party enforcing and/or defending the Licensed Intellectual Property against an Infringing Excipient-Containing Product may enter into any settlement, consent judgment, or other voluntary final disposition of any action contemplated by this Article 5 without the other Party's prior consent, provided that (i) the other Party receives a general release of any claims against it in such proceeding and is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and (ii) such settlement does not have a material adverse impact on the other Party's interests in the Licensed Intellectual Property or result in a payment or other liability by the other Party to a Third Party. Any other settlement, consent judgment or voluntary final disposition of any proceeding under this Section 5.02(d) by the Party enforcing and/or defending the Licensed Intellectual Property against an Infringing Excipient-Containing Product shall require the prior written consent of the other Party, which consent such other Party shall not unreasonably withhold.
Section 5.03. Monetary Awards. With respect to any suit or action to enforce and/or defend the Licensed Intellectual Property against an Infringing Excipient-Containing Product as set forth above, any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall (x) first be used to reimburse Novo Nordisk and PCYC, if any, for their reasonable costs and legal fees incurred in the conduct of such proceedings, and (y) with respect to any suit or action regarding infringement of Licensed Intellectual Property involving a Third Party product that competes with the Licensed Product, the remaining balance from such recovery will be shared as follows: [**].
Section 5.04. Confidentiality. For any of the disclosure or notification obligations of the Parties under this Article 5, it is understood that all information disclosed under such obligations is covered by the provisions of Article 7, and further that neither Party will be required, by such obligations, to disclose legally privileged information or information in respect of which such Party is subject to confidentiality or other contractual obligations to Third Parties unless required to do so by operation of law.
Section 5.05. Cooperation in Connection With Legal Proceedings. Each Party will fully cooperate with and supply all reasonable assistance requested by the other Party in any legal action conducted pursuant to this Article 5, including executing any documents and doing other acts reasonably necessary for the Party involved in the legal proceeding to prevail therein.
ARTICLE 6
TERM AND TERMINATION
Section 6.01. Term and Expiration. This Agreement and the term of the licenses granted herein shall come into force on the Effective Date and unless terminated earlier, this Agreement and the licenses granted herein shall expire on the date royalties are no longer payable on any Licensed Product in any country pursuant to Article 4 (the “Term”).
Section 6.02. Rights on Expiration. After expiration in a country, Novo Nordisk shall have a fully paid-up, irrevocable, non-exclusive license under the Licensed Intellectual Property to research, develop, make, have made, manufacture, use, import, export, distribute, sell, offer for sale and otherwise transfer Licensed Products in the country. Upon expiration in all countries and for all Licensed Products, Novo Nordisk shall have a fully paid-up irrevocable, worldwide, non-exclusive license for all Licensed Products.
Section 6.03. Termination for Material Breach. If a Party is in material breach of its obligations hereunder and the other Party provides written notice to the breaching Party specifying the nature of such breach, the breaching Party shall cure such breach within sixty (60) days (including the case of breach of material payment obligations) after such written notice. If the breaching Party does not cure such breach within such sixty (60) days after written notice, the non-breaching Party shall have the right to terminate this Agreement and/or any licenses granted hereunder, including the right to terminate this Agreement in its entirety or on a country-by-country basis and/or license-by-license basis, by giving written notice of termination to the breaching Party.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 6.04. Termination for other Events of Default. If a Party becomes insolvent, is dissolved or liquidated, files or has filed against it a petition in bankruptcy, reorganization, dissolution or liquidation or similar action filed by or against it, is adjudicated as bankrupt, or has a receiver appointed for its business (any of the preceding events, an “Insolvency Event”), then such Party shall promptly notify the other Party in writing that such event has occurred. If any default as specified in the previous sentence is not cured, or an acceptable plan for such cure is not proposed within one hundred twenty (120) days after written notice from the defaulting Party to the non-defaulting Party specifying the nature of the default, the non-defaulting Party shall have the right to terminate this Agreement and/or any licenses granted hereunder, including the right to terminate this Agreement in its entirety or on a country-by-country basis and/or license-by-license basis, by giving written notice of termination to the defaulting Party. It is the intention of the Parties that the occurrence of an Insolvency Event in respect of PCYC, will not, in itself, impact Novo Nordisk's license under this Agreement.
Section 6.05 Other Termination. Novo Nordisk shall be entitled to terminate this Agreement (a) at its will for any reason with a written notice period of [**] calendar days, or (b) immediately, upon termination of the Assignment Agreement with respect to the Product Class of the [**] Products (as defined in the Assignment Agreement).
Section 6.06. Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligations accruing prior to such expiration or termination.
(a)    Upon termination of this Agreement for material breach under Section 6.03 or for insolvency under Section 6.04 or termination of this Agreement by Novo Nordisk under Section 6.05, the licenses granted by PCYC to Novo Nordisk pursuant to Article 2 shall terminate. Novo Nordisk shall return or at PCYC's request destroy all information that is PCYC Know-How or PCYC confidential information transferred to Novo Nordisk. In addition, Novo Nordisk shall provide PCYC with the safety and biocomparability data from pre-clinical testing and clinical use solely related to the PCYC Excipient and such information will not include information including Novo Nordisk API or Novo Nordisk CMC processes or formulations.
(b)    Expiration or termination of this Agreement shall not affect a Party's ability to seek any other remedies available at law.
Section 6.07. Return of Information Upon Termination. Upon termination in accordance with Section 6.03, 6.04 or 6.05, Novo Nordisk shall cause all documentation transferred to Novo Nordisk to be promptly delivered to PCYC. For the avoidance of doubt, Novo Nordisk shall have no other obligation to transfer to PCYC or PCYC any other assets, rights or privileges. Novo Nordisk shall immediately cease to use the PCYC Know How until it falls into the public domain without any fault of Novo Nordisk. Notwithstanding the foregoing, each Party and its Representatives (i) may retain solely for compliance purposes copies of the Confidential Information of the other Party in order comply with law or regulation, and (ii) need not destroy electronic archives and backups made in the ordinary course of business where it would be commercially impracticable to do so.
Section 6.08. Sales of Licensed Products. Upon termination in accordance with Section 6.03, 6.04 or 6.05, Novo Nordisk shall have the right, but not the obligation, for a period of [**] days following such early termination of this Agreement, to use or sell any Licensed Products in its or its Affiliates' or Sublicensees' inventory as of the date of early termination of this Agreement. Such sales shall be treated as Net Sales and provisions of Section 4.03 shall apply. Following such one hundred twenty day period, Novo Nordisk, its Affiliates and Sublicensees shall have no further right to use or sell Licensed Products and shall cease all use or sales of Licensed Products. Novo Nordisk's obligation to pay a Know-How Royalty Rate to PCYC on Net Sales of Licensed Product pursuant to Section 4.03 shall survive any termination of this Agreement for convenience by Novo Nordisk under Section 6.05.
Section 6.09. Survival. Any provision of this Agreement that is expressly provided to survive termination, any accrued obligation and the provisions of Articles 1, 2.05 (solely with respect to any license to PCYC Excipient Manufacturing Improvement or information disclosed under Section 3.03(b), which license arose during the Term), 4.05, 6.02, 6.06, 6.07, 6.08, 6.09, 7, 8.05, 8.06, and 9 shall survive the expiration or termination of this Agreement.
ARTICLE 7
CONFIDENTIALITY, PUBLICITY AND DISCLOSURE
Section 7.01. Confidentiality Obligation.
(a)    Each Party agrees to, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to not publish or otherwise disclose, and to not use for any purpose other than performing its obligations or exercising the rights granted to it under this Agreement, any Confidential Information of the other Party.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    Disclosure of Confidential Information of the other Party shall not be precluded, if such disclosure is compelled by regulatory, judicial or administrative process or by other requirements of applicable law or regulation; provided, however that to the extent it may legally do so, the receiving Party that discloses Confidential Information pursuant to this Section 7.01(b) shall first have given notice to the disclosing Party to the extent permitted by applicable law to do so and made a reasonable effort to obtain a protective order or similar protection requiring that the information or documents so disclosed be used only for the purposes required. If such order or other remedy is not obtained, or the other Party waives compliance with the provisions of this Agreement, then such Party shall only disclose that portion of the Confidential Information which it is advised by counsel that it is legally required to so disclose and shall use reasonable efforts to obtain reliable assurance (at the other Party's sole cost and expense) that confidential treatment will be accorded the Confidential Information so disclosed. Without limiting the generality of the foregoing, the Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by either Party with the U.S. Securities and Exchange Commission or foreign counterpart or as otherwise required by law.
(c)    For clarity, it is understood that pursuant to this Section 7.01(b), each Party may disclose the terms of this Agreement (and on a need-to-know basis as provided below, other Confidential Information received from the other Party) to (i) actual or potential lenders or investors of such Party, (ii) actual or potential acquirors of such Party, (iii) actual or potential strategic partners that are or may be a licensee of Licensed Intellectual Property or other intellectual property of the disclosing Party, (iv) its legal, accounting, tax and other advisors, and (v) other parties with the prior written consent of Novo Nordisk, such consent not to be materially withheld, in each case on a need-to-know basis and who are bound to obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 7.
(d)    The confidentiality obligations of this Section shall remain in effect beyond any termination or expiration of this Agreement for a period of [**] years.
Section 7.02. Prior Agreements. The Parties agree that the Confidentiality Agreement between Novo Nordisk A/S and PCYC is hereby terminated, provided that the confidentiality provisions in the Confidentiality Agreement shall govern confidential information exchanged under that agreement prior to the Effective Date.
Section 7.03 Announcements and Publicity. (a) Except as expressly permitted in this Agreement, neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter, nor use the name of the other Party in any publicity, advertising or announcement, without the other Party's prior written consent, except for any such disclosure that is, in the opinion of counsel to the Party proposing to make such disclosure, required by law or the rules or regulations of the U.S. Securities and Exchange Commission or of a stock exchange on which the securities of such Party are listed.
(b) Notwithstanding the foregoing paragraph (a), at its sole discretion, Novo Nordisk may decide upon any publication strategy, or publish any information, with respect to its development or commercialization of the Licensed Product(s), provided that nothing in this paragraph (b) shall limit or prevent any disclosure permitted under the foregoing paragraph (a).
ARTICLE 8
REPRESENTATIONS, WARRANTIES, COVENANTS AND DISCLAIMERS
Section 8.01. Representations and Warranties. Each Party, on behalf of itself and its Affiliates, hereby represents and warrants to the other Party as follows:
(a)    it is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated;
(b)    it has the corporate and legal right, title, authority and power to enter into this Agreement;
(c)    it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;
(d)    upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of it, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and
(e)    the performance of its obligations under this Agreement will not conflict with or result in the breach of any agreements, contracts or other arrangements to which it is a Party.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)    it is not engaged in any litigation or arbitration, or in any dispute reasonably likely to lead to litigation, arbitration or other proceeding, which would materially affect the validity of this Agreement or its ability to fulfill its obligations under this Agreement.
Section 8.02. Further Representations and Warranties of PCYC. PCYC hereby represents and warrants to Novo Nordisk as follows:
(a)    PCYC Controls the PCYC Patents and PCYC Know-How, (i) PCYC has the full right and power to grant the licenses set forth herein and (ii) there are no agreements, assignments, restrictions, liens, encumbrances, disputes, proceedings or claims relating to, affecting or limiting PCYC's rights with respect to the PCYC Patents and PCYC Know-How that conflict with or are inconsistent with the provisions of this Agreement;
(b)    Appendix A identifies all of the pending patent applications and unexpired patents that are PCYC Patents in the U.S., Europe or Japan and that are Controlled by PCYC as of the Effective Date (such PCYC Patents, the “Major PCYC Patents”) and to the best of PCYC's knowledge after due and careful inquiry, Appendix A identifies all of the pending patent applications and unexpired patents that are Controlled by PCYC other than Major PCYC Patents;
(c)    as of the Effective Date, (i) each of the Major PCYC Patents and (ii) to the best of PCYC's knowledge after due and careful inquiry, each of the PCYC Patents other than Major PCYC Patents in Appendix A, has been duly maintained and has not been held invalid or unenforceable by final decision of a court of competent jurisdiction from which no appeal was or could have been taken;
(d)    as of the Effective Date, (i) none of the Major PCYC Patents set forth in Appendix A and (ii) to the best of PCYC's knowledge after due and careful inquiry, none of the PCYC Patents other than Major PCYC Patents is subject to a pending interference action, opposition action, re-examination proceeding, litigation or other similar action by a Third Party challenging such patents or patent applications, or has been abandoned, or has been asserted to be invalid or unenforceable in a communication to PCYC or is subject to any inventorship proceeding or dispute;
(e)    to the best of PCYC's knowledge as of the Effective Date, the Licensed Intellectual Property is not the subject of an ongoing unauthorized use, infringement or misappropriation by a Third Party;
(f)    to the best of PCYC's knowledge after due and careful inquiry as of the Effective Date, PCYC has not received written notification that the Licensed Intellectual Property infringes the Patent Rights or other intellectual property rights of any Third Party; and
(g)    to the best of PCYC's knowledge after due and careful inquiry as of the Effective Date, PCYC has informed Novo Nordisk of all material information it Controls, or has made available to Novo Nordisk during Novo Nordisk's due diligence investigation all material information within PCYC's Control, that may affect the validity, scope, term or enforceability of the PCYC Patents.
(h)     as of the Effective Date, the Assignment Agreement is in full force and effect with respect to the Factor VIIa Products (as defined therein), true and complete copies thereof have been provided to Novo Nordisk and no event has occurred which (by the giving of notice or the passing of time or both) would (i) constitute a material breach or Default by PCYC, (ii) permit early termination by Celera, or (iii) result in PYCY's assignment of Celera Intellectual Property relating to the Factor VIIa Products to Celera (as defined therein)
Section 8.03. Covenants of PCYC and Novo Nordisk. PCYC hereby covenants with Novo Nordisk that:
(a)    PCYC shall not during the Term enter into any agreements, contracts or other arrangements that would conflict with, or prevent it from meeting, its obligations under this Agreement or adversely impact Novo Nordisk's rights under this Agreement.
(b)    The Parties acknowledge and agree that (x) subject to the last sentence in this Section 8.03(b) with respect to Sublicenses, to the extent permitted by governing law, PCYC may (in its sole discretion) terminate this Agreement in its entirety, in the event Novo Nordisk or one of its Affiliates or Sublicensees challenges, directly or indirectly, the validity, enforceability and/or scope of any claim within the PCYC Patents in a court or other governmental agency of competent jurisdiction, and (y) any such termination by PCYC shall be deemed a termination for convenience by Novo Nordisk under Section 6.05 of this Agreement. Novo Nordisk shall ensure that any Sublicense it enters into with any sublicensee includes a provision that permits Novo Nordisk (in its sole discretion) to terminate such sublicense in the event such sublicensee challenges, directly or indirectly, the validity, enforceability and/or scope of any claim within the PCYC Patents in a court or other governmental agency of competent jurisdiction, and in such event, Novo Nordisk shall

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

promptly terminate such Sublicense promptly upon a written request from PCYC. If Novo Nordisk promptly terminates such Sublicense then PCYC shall not have the right to terminate this Agreement.
(c)     Novo Nordisk agrees that neither it nor its Affiliates shall infringe or misappropriate any Licensed Intellectual Property, by making, using, offering for sale, selling or importing any product containing a PCYC Excipient in violation of the licenses granted to Novo Nordisk under this Agreement. If Novo Nordisk determines that its Sublicensee infringes or misappropriates any of such Licensed Intellectual Property, Novo Nordisk shall promptly terminate such Sublicensee's license under all of such Licensed Intellectual Property.
(d)    To the extent relevant for the performance of a Party's obligations under this Agreement, each Party shall comply with all laws, regulations and rules relating to the Party's development, commercialization or manufacture of PCYC Excipient or Licensed Products under this Agreement, including compliance by Novo Nordisk on tax withholding from any payments to PCYC if required to do so under applicable law.
(e)    PCYC shall (i)not breach the Assignment Agreement to the extent the breach would allow Celera to terminate the Assignment Agreement in any way that would adversely affect the rights or increase the payment obligations of Novo Nordisk under this Agreement; (ii) provide prompt notice to Novo Nordisk of any notice PCYC receives of alleged breaches of the Assignment Agreement or any event that would allow Celera to terminate the Assignment Agreement in any way that would adversely affect the rights of Novo Nordisk under this Agreement; and (iii) PCYC shall not amend, modify or terminate the Assignment Agreement in any way that would adversely affect the rights, payment obligations and license granted to Novo Nordisk under this Agreement without the prior written consent of Novo Nordisk.

Section 8.04. Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR VALIDITY OF ANY PATENT RIGHTS, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each Party expressly does not warrant the successful development, manufacture or commercialization of the Licensed Product.
Section 8.05 Indemnification. (a) Novo Nordisk agrees to indemnify, defend and hold harmless PCYC and its Affiliates against any and all claims, costs, expenses, damages and liabilities, including reasonable attorney's fees (“Losses”), to which PCYC or its Affiliates may become subject as a result of any claim, demand, action or other proceeding by any Third Party arising out of the research, development, manufacture, use, import, export, sale, offer for sale, and any transfer of Licensed Product by Novo Nordisk, its Affiliates and/or Sublicensees, except that the foregoing obligation of indemnification shall not apply to the extent such Losses result from (i) the negligence or willful misconduct of PCYC; (ii) breach of this Agreement by PCYC; (iii) any claim by a Third Party alleging that the grant of rights by PCYC to Novo Nordisk under this Agreement violates or conflicts with the terms of any license or other grant of rights by PCYC to such Third Party; or (iv) any claims by a Third Party alleging infringement of Third Party Intellectual Property rights by virtue of any manufacture, use, importation or sale of the PCYC Excipient that occurs in connection with (X) the supply to Novo Nordisk of the PCYC Excipient, subject to any terms of a supply agreement to be entered into between the Parties or (Y) the exercise of the license granted to Novo Nordisk under Section 2.01 of this Agreement, provided that Novo Nordisk shall indemnify PCYC for [**] percent ([**]%) of Losses under this subsection (a)(iv) and, to the extent the amount of [**] percent ([**]%) of Losses (such amount, the “Loss Allocation Amount”) would, if deducted from royalty payments paid to PCYC under Section 4.03, reduce the royalty payments below [**]%, Novo Nordisk shall indemnify PCYC for the portion of the Loss Allocation Amount that exceeds royalty payments of [**]%.
(b) Conduct of Claims. The Party seeking an indemnity (the “First Party”) shall (i) fully and promptly notify the other Party (the “Indemnifying Party”) of any claim or proceedings, or threatened claim or proceedings for which the First Party may assert indemnification from the Indemnifying Party pursuant to this clause (c). The First Party will permit the Indemnifying Party and its insurer(s), at the Indemnifying Party's expense, to take full control of such claim or proceedings, with counsel of the Indemnifying Party's choice, provided that the Indemnifying Party shall reasonably and regularly consult with the First Party in relation to the progress and status of such claim or proceedings, and the First Party may participate in the defense of such claim or proceeding using counsel of its own choice at the First Party's expense. The First Party will reasonably co-operate with the Indemnifying Party in the investigation and defense of such claim or proceedings at the Indemnifying Party's expense and will take reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings. The Indemnifying Party may settle a claim or proceeding on terms which provide only for monetary relief and includes a general release of the First Party and does not include any admission of liability or impose

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any obligation on the First Party. Save as aforesaid, neither the Indemnifying Party nor the First Party shall acknowledge the validity of, compromise or otherwise settle any claim or proceeding without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed.
Section 8.06 Limited Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 7 (CONFIDENTIALITY) AND WITHOUT PREJUDICE TO THE OBLIGATION OF EITHER PARTY TO INDEMNIFY THE OTHER IN RESPECT OF CLAIMS BY A THIRD PARTY UNDER THIS SECTION 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER THAT THIS SECTION 8.06 SHALL NOT BE CONSTRUED TO LIMIT DAMAGES AWARDED SPECIFICALLY IN RESPECT OF EITHER PARTY'S GROSS NEGLIGENCE OR WILLFULLY WRONGFUL CONDUCT.
ARTICLE 9
MISCELLANEOUS
Section 9.01. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, provided that either Party may assign this Agreement (i) to any of its Affiliates without the prior written consent of the other Party provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate , or (ii) to a successor to or purchaser of all or substantially all of the assets of the assigning Party and its Affiliates related to the subject matter of this Agreement, so long as the assignee agrees in writing to assume all of the rights and obligations of the assigning Party under this Agreement. The assigning Party shall give the other Party prompt written notice of any such proposed assignment. Any assignment which is not consistent with, or in contravention of, this Section 9.01 shall be null and void and of no effect.
Section 9.02. Relationship between the Parties. Nothing in this Agreement is intended to create or shall be deemed to constitute a partnership, agency or joint venture relationship between the Parties or their Affiliates, sublicensees, contractors or licensees.
Section 9.03 Rights in Bankruptcy. The occurrence of an Insolvency Event in respect of PCYC, will not, in itself, impact either Party's license under this Agreement, nor adversely impact the right of PCYC to receive royalties or milestones. All rights and licenses granted under or pursuant to this Agreement by a Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code (the “Party subject to such proceeding”), the other Party (the “non-subject Party”) shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, shall be promptly delivered to the non-subject Party (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party's written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party. Novo Nordisk agrees that in consideration of the rights granted under the license set forth in Section 2.01 and PCYC's other obligations under this Agreement, it will pay to PCYC all royalty and milestone payments which would have been payable under this Agreement by Novo Nordisk in respect of the exercise of its rights under the license granted in this Agreement. The provisions of this Section 9.03 are without prejudice to any rights that a Party may have arising under any applicable insolvency statute or other applicable law.
Section 9.04 Patient Protection and Affordable Care Act. PCYC and Novo Nordisk agree that upon the written request of Novo Nordisk the Parties will in good faith initiate negotiations and use reasonable efforts to agree to and enter an amendment to this Agreement no later than ninety (90) calendar days after PCYC's receipt of notice hereunder, incorporating contractual provisions adequately reflecting Subtitle A of Title VII Biologics Price Competition and Innovation of the Patient Protection and Affordable Care Act. In particular, the Parties will amend this Agreement in a manner reasonably intended to enable Novo Nordisk to respond in a satisfactory and timely manner to any biosimilar applications and patent proceedings of said Act under Subtitle A of Title VII Biologics Price Competition and Innovation relating to Licensed Product, including obligations on PCYC to cooperate and provide information as reasonably required by Novo Nordisk and at [**]; provided, however, that in no event shall any amendment include any amendment to [**] of this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 9.05. Use of Names, Trade Names and Trademarks. Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other Party has been obtained.
Section 9.06. Force Majeure. If either Party is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, and if such Party gives written notice thereof to the other Party specifying the matters constituting force majeure, together with such evidence as it can reasonably give and specifying the period for which it is estimated that such prevention or delay will continue, then the Party shall be excused from the performance of its obligations or the punctual performance thereof as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue. For the purpose of this Agreement, “force majeure” shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the Party affected by it including acts of God, industrial disputes of any kind, war declared or undeclared, civil disturbance, acts or omissions of government or other competent authority, fire, lightning, explosion or flood.
Section 9.07. Disputes Relating to this Agreement. For all matters under this Agreement, the Parties hereby agree that any dispute that cannot be solved amicably shall first be referred to a senior executive of PCYC and a senior executive of Novo Nordisk. If any such matter has not been resolved within thirty days of such referral to the senior representatives, or if a Party believes such matter will not be resolved within such thirty-day period, either Party may proceed as it may determine in accordance with Section 9.08.
Section 9.08. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware (without regard to its choice of law provisions). Any dispute or controversy arising out of this Agreement which could not have been resolved amicably shall be brought in the Federal court sitting in Wilmington, Delaware, USA, or if jurisdiction exists, the Delaware Court of Chancery and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES AGREE THAT THEIR DISPUTES SHALL BE RESOLVED BY A JUDGE AND EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, ASSERTED BY ONE PARTY AGAINST THE OTHER PARTY.
Section 9.09. Specific Enforcement. Each Party hereto acknowledges that the remedies at law of the other Party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, including applicable courts of law.
Section 9.10. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 9.11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.
Section 9.12 Notices. All notices or other communication hereunder shall be in writing and in the English language and shall be deemed to have been duly given if delivered personally, faxed with receipt acknowledged (and with a confirmation copy also sent by registered mail, return receipt requested) or delivered by a recognized commercial courier service with receipt acknowledged, postage prepaid, as follows:

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If to Novo Nordisk:	Novo Nordisk Healthcare AG
Thurgauerstrasse 36/38
8050 Zurich
Switzerland
Fax: +
Attention: Head of Business Development

with a copy to:	Novo Nordisk A/S
Novo Allé 1
DK-2880 Bagsvaerd
Denmark
Fax: +45 44 42 41 35
Attention: General Counsel

If to PCYC:	Pharmacyclics, Inc.
995 East Arques Avenue
Sunnyvale, California 94085-4521
Attention: Maky Zanganeh, Chief Operating Officer
Facsimile No.: (408) 215-3601

With a copy to:	Pharmacyclics, Inc.
995 East Arques Avenue
Sunnyvale, California 94085-4521
Attention: Richard Love, Vice President, Legal
Facsimile No.: (408) 215-3601
or to such other addresses as the addressee may have specified in a notice duly given to the sender as provided herein. Such notices or other communication will be deemed effective as of the date so delivered (either personally or by courier service) or faxed.
Section 9.13. Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the fundamental intentions of the Parties hereunder, and the remaining provisions hereof shall not be affected, impaired or invalidated and shall continue in full force and effect.
Section 9.14. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns
(SIGNATURE PAGE FOLLOWS)

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have each caused a duly authorized officer to sign this Agreement as of the Effective Date.

Novo Nordisk Health Care AG	Novo Nordisk Health Care AG

By:	By:

Name: Ole F. Ramsby	Name: Lars Green
Title: Member of the Board	Title: Member of the Board
Date:	Date:

Pharmacyclics, Inc.
By:

Name: Robert Duggan
Title: Chairman & CEO
Date:

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix A
PHARMACYCLICS PATENT RIGHTS
[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix B
Novo Nordisk A/S' Invoicing Instructions

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix C
Novo Nordisk Competitors
[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix D
("PCI-27483 Material Supply")
[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix E
[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.